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                                                                 EXHIBIT (a)(49)


PSFT #103



            PEOPLESOFT PURCHASES ALL REMAINING SHARES OF J.D. EDWARDS

PLEASANTON, CALIF. - AUGUST 29, 2003 - PeopleSoft, Inc. (Nasdaq: PSFT) today announced that, following its July 18 acquisition of J.D. Edwards & Company, it has purchased all remaining shares not tendered in PeopleSoft's exchange offer. PeopleSoft initially purchased approximately 105 million of J.D. Edwards outstanding shares through PeopleSoft's exchange offer for J.D. Edwards common stock on July 17, 2003. The consideration to be paid for each remaining J.D. Edwards share will be $7.05 in cash plus 0.43 of a share of PeopleSoft common stock. Any fractional shares will be paid in cash.

"Over the last month we have moved rapidly to integrate the two companies," said PeopleSoft President and CEO Craig Conway. "During that time, customer response has been outstanding and employees have been energized. I am more confident than ever that this combination will result in enhanced value for shareholders."

ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 11,900 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

ADDITIONAL INFORMATION

PeopleSoft filed a registration statement on Form S-4 with the SEC on June 19, 2003 relating to the acquisition of J.D. Edwards & Company. PeopleSoft also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. Stockholders should read these documents and any amendments thereto because they contain important information. These filings can be obtained without charge at WWW.SEC.GOV and at WWW.PEOPLESOFT.COM.
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FORWARD-LOOKING STATEMENTS

These materials may contain forward-looking statements, which reflect PeopleSoft's and management's current beliefs based on information currently available to PeopleSoft. These statements are only predictions and actual results may differ materially. For a more detailed discussion of information regarding risks that may affect PeopleSoft generally, see PeopleSoft's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Additional risks relating to the J.D. Edwards acquisition and Oracle's tender offer are described in PeopleSoft's most recent SEC filings. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them.



CONTACTS:

Lori Varlas
Investor Relations
(877) 528-7413
lori_varlas@peoplesoft.com

Steve Swasey
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

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